 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 15, 2024, except for Note 11 as to which the date is April 22, 2024 which includes a restatement paragraph for previously issued financial statements and an explanatory paragraph relating to Golden Arrow Merger Corp.’s ability to continue as a going concern, relating to the financial statements of Golden Arrow Merger Corp. as of and for the years ended December 31, 2023 and 2022, appearing in the Prospectus constituting a part of this Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
November 15, 2024